Exhibit 16.1

April 25, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by TWL Corporation, which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the TWL Corporation’s Current Report on Form 8-K dated April 26, 2007.  We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC